Exhibit 99.1

Comedian and Actor Drew “Druski” Desbordes Joins Safety Shot as Their Newest Brand Ambassador

Druski Joins the Company’s Impressive Portfolio of Creators and Celebrities to Boost Awareness of the Revolutionary Beverage with a Wide Range of Consumers

JUPITER, FL, June 27, 2024 — Safety Shot, Inc. (Nasdaq: SHOT) proudly announced today a partnership with American comedian and actor, Drew “Druski” Desbordes, as a brand ambassador.

Druski, most well known for his sketch-style comedy, entertains and embraces his 7.7 million followers on Instagram and 6.8 million on TikTok. He’s collaborated with various musicians and appeared in music videos for artists including Jack Harlow, Drake, Lil Yachty, and more. Druski has done four nationwide tours in the U.S. and headlined his first comedy tour, “Coulda Woulda Shoulda”, in March 2023. He’s appeared in movies and television shows such as House Party and Grownish and is executive producing several TV & film productions for release in 2024. With a loyal fanbase and an aptitude for creating shareable content, Druski makes the perfect partner for Safety Shot.

Safety Shot is a first-of-its-kind functional beverage crafted with Essential B vitamins, antioxidants, electrolytes, and nootropics designed to rapidly rehydrate, and boost mental clarity, energy, and overall mood. Disrupting the industry and creating a category of one, Safety Shot is the world’s first beverage to reduce blood alcohol content by supporting its metabolism in as little as 30 minutes. Druski’s unique blend of authenticity and entertainment resonates strongly with his fan base, an attribute that the Company believes will translate well with their consumer. The Company aims to utilize the partnership with Druski to amplify brand awareness to a wider audience, leveraging his widespread appeal, vibrant energy, and creative content to enhance Safety Shot’s visibility, drive virality, and build upon consumer interest and loyalty.

“We’re so thrilled to welcome Druski as a Safety Shot brand ambassador,” said Safety Shot Chief Revenue Officer Josh Wagner. “Druski’s humor and relatable content have garnered him a massive following across social platforms. His ability to connect with a wide-ranging audience through his comedic talent and engaging personality makes him an ideal ambassador for Safety Shot. We’re happy to welcome Druski to the team and we’re excited for the partnership.”

Other ambassadors to the brand include widely followed Youtube and social media personalities The Nelk Boys, Ryan Garcia, Matthew Espinosa, professional skateboarder Danny Way and more.

For more information, visit www.drinksafetyshot.com.

About Safety Shot, Inc

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Media and Investor Contact:

Autumn Communications

Jessica Weinberger

Phone: 916-677-7495

Email: shot@autumncommunications.com

Medon Michaelides

Investor Relations

Phone: 561-244-7100

Email: investors@drinksafetyshot.com